PRESS RELEASE Penske Automotive Group, Inc. 2555 Telegraph Road Bloomfield Hills, MI 48302-0954

FOR IMMEDIATE RELEASE

PENSKE AUTOMOTIVE GROUP APPOINTS GREG SMITH AS NEW DIRECTOR

BLOOMFIELD HILLS, MI, September 1,  2017 – Penske Automotive Group, Inc. (NYSE:PAG), an international transportation services company, today announced that Greg Smith has been appointed to its Board of Directors as an independent director.

“We welcome Mr. Smith to the Penske Automotive Group Board of Directors and look forward to working directly with him to grow our company,” said Penske Automotive Group Chairman Roger S. Penske.  “His extensive experience in the auto industry will provide valuable insight to our company.”

Mr. Smith was employed by Ford Motor Company for over 30 years until 2006.  Mr. Smith held various executive-level management positions at Ford Motor Company, most recently serving as Vice Chairman, and previously serving as Chief Executive Officer of Ford Motor Credit Company.  He also serves as a director of Lear Corporation and formerly served as a director of Penske Corporation and the Federal National Mortgage Association (Fannie Mae).

About Penske Automotive

Penske Automotive Group, Inc., (NYSE:PAG) headquartered in Bloomfield Hills, Michigan, is an international transportation services company that operates automotive and commercial truck dealerships principally in the United States, Canada and Western Europe, and distributes commercial vehicles, diesel engines, gas engines, power systems and related parts and services principally in Australia and New Zealand.  PAG employs more than  25,000 people worldwide and is a member of the Fortune 500 and Russell 2000.  For additional information visit the company’s website at www.penskeautomotive.com.

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Inquiries should contact:

jcarlson@penskeautomotive.com
Contacts:	J.D. Carlson Executive Vice President and Chief Financial Officer 248-648-2810 jcarlson@penskeautomotive.com	Anthony R. Pordon Executive Vice President – Investor Relations and Corporate Development 248-648-2540 tpordon@penskeautomotive.com

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